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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
 13D-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2 (b)

                                (AMENDMENT NO. 2)



                          Centura Software Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   15640 W 103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)
[x]    Rule 13d-1(c)
[ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO.    15640 W 103              13G                 PAGE  2   OF  6  PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Sterling Centura Software LLC
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Delaware
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    Number of
                           5       Sole Voting Power

      Shares                           0
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                       0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                            0
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                       0
    Person With
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        0
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        0%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        00
--------------------------------------------------------------------------------



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  CUSIP NO.  15640 W 103               13G                   Page 3 of 6 Pages
--------------------------                                ----------------------


                                  SCHEDULE 13G

Item 1(a).  Name of Issuer:

                                Centura Software Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

                                975 Island Drive
                                Redwood Shores, CA 94065

Item 2(a).  Name of Person Filing:

                                Sterling Centura Software LLC

Item 2(b).  Address of Principal Business Office or, if none, Residence:

                                650 Dundee Road, Suite 370
                                Northbrook, IL 60062

Item 2(c).  Citizenship:

                                Delaware

Item 2(d).  Title of Class of Securities:

                                Common Stock, par value $0.01 per share

Item 2(e).  CUSIP Number:

                                15640 W 103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                                Not applicable.

            If this statement is filed pursuant to Rule 13d-1(c), check this box. :


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--------------------------                                ----------------------
  Cusip no.  15640 W 103              13G                   Page 4 of 6 Pages
--------------------------                                ----------------------


Item 4.     Ownership:

            (a)   Amount beneficially owned:

                                0

            (b)   Percent of Class:

                                0%

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                                0

                  (ii)  shared power to vote or to direct the vote:

                                0

                  (iii) sole power to dispose or to direct the disposition of:

                                0

                  (iv)  shared power to dispose or to direct the disposition of:

                                0

Item 5.     Ownership of Five Percent or Less of a Class.

                                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

                                Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                Not Applicable.


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  Cusip no.  15640 W 103            13G                     Page 5 of 6 Pages
--------------------------                                ----------------------


Item 8.     Identification and Classification of Members of the Group.

                                Not Applicable.

Item 9.     Notice of Dissolution of Group.

                                Not Applicable.


Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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--------------------------                                ----------------------
  Cusip no.  15640 W 103            13G                     Page 6 of 6 Pages
--------------------------                                ----------------------





      After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated as of January 31, 2000                /s/ Steven M. Taslitz
                                            ---------------------
                                            Signature

                                            Sterling Centura Software LLC
                                            Name: Steven M. Taslitz
                                            Title: Managing Member